UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 20, 2015

_____________________

 VERSO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6775 Lenox Center Court, Suite 400
Memphis, Tennessee 38115-4436
(Address of principal executive offices) (zip code)
(901) 369-4100
(Registrant’s telephone number, including area code)

_______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
On August 20, 2015, Verso announced that it plans to make major reductions in its coated paper and pulp production capacity by shutting down the No. 1 pulp dryer and No. 2 paper machine at its Androscoggin mill in Jay, Maine, and by indefinitely idling its mill in Wickliffe, Kentucky. Together, these actions will reduce Verso’s production capacity by 430,000 tons of coated paper and 130,000 tons of dried market pulp. Verso intends to implement these capacity reductions beginning in the fourth quarter of 2015.
Verso’s decision to reduce its production capacity was driven by several factors. North American coated paper demand is in secular decline, down 4.7% in the first half of 2015, following declines of 3.4% and 4.3% in 2014 and 2013, respectively, according to the Pulp and Paper Products Council. The effects on U.S. producers have been made significantly worse by a change in the net trade balance due to the strengthening of the U.S. dollar relative to foreign currencies, which has resulted in increased foreign imports from Asia, Europe and Canada and decreased U.S. exports. In addition, high operating costs in Maine, especially high energy costs and local property taxes, were contributing factors.
The shutdown of the No. 1 pulp dryer and the No. 2 paper machine at the Androscoggin Mill will reduce Verso’s production capacity by 150,000 tons of coated paper and 100,000 tons of dried market pulp. In addition, to help mitigate the high energy and other operating costs in Maine and to make the Androscoggin mill more competitive in the future, Verso will optimize the mill’s pulp, power and recovery assets. The optimization efforts are expected to take place in the fourth quarter of 2015 and the first quarter of 2016. The Wickliffe Mill has one machine with the capacity to produce 280,000 tons of coated paper and 30,000 tons of dried market pulp.
Verso anticipates that the capacity reductions and optimization of the Androscoggin mill will result in the permanent elimination of approximately 300 jobs. Verso expects that the indefinite idling of the Wickliffe mill will result in the layoff of approximately 310 employees.
Verso estimates that the capacity reductions at the Androscoggin mill will result in $10-15 million in severance and other cash costs and $60-65 million in pre-tax noncash asset impairment and accelerated depreciation charges, which are expected to be recorded primarily in the third and fourth quarters of 2015. Verso does not have sufficient information at this time to estimate the cash costs and noncash charges resulting from the optimization of the Androscoggin mill’s pulp, power and recovery assets.
Verso estimates that the indefinite idling of the Wickliffe mill will result in $8-12 million in severance and other cash costs, which are expected to be recorded primarily in the first and second quarters of 2016. Verso is in the process of analyzing alternatives for the Wickliffe mill and thus does not have sufficient information at this time to estimate the associated pre-tax noncash asset impairment and accelerated depreciation charges.
Verso’s estimates of the cash costs and noncash charges resulting from these events are based on currently available information and reflect management’s best judgments at this time. The actual cash costs and noncash charges and the timing of their recording may differ from the estimates set forth herein.
On August 20, 2015, Verso issued a press release announcing the developments disclosed in this report. A copy of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 2.06	Material Impairments.
The information set forth in Item 2.05 of this report in incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description
99.1	Press release issued by Verso Corporation on August 20, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 20, 2015

VERSO CORPORATION

By:	/s/ Peter H. Kesser
Peter H. Kesser
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release issued by Verso Corporation on August 20, 2015.